UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            May 23, 2006
LAND O’LAKES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(651) 481-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES
EXHIBIT INDEX
Press Release

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On May 23, 2006, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), announced that its wholly-owned subsidiary, MoArk, LLC and certain of its subsidiaries (together, “MoArk”), had entered into an asset sale and purchase agreement (the “Agreement”) with Golden Oval Eggs, LLC and GOECA, LP (together “Golden Oval”). The Agreement sets forth the terms and conditions governing the expected sale of MoArk’s liquid egg operations (the “Egg Products Business”) to Golden Oval. In connection with the sale, the Company will grant Golden Oval a license to use the Land O’Lakes brand name for certain liquid egg products. MoArk will continue to operate its shell egg business. In exchange for the Egg Products Business, Golden Oval is scheduled to pay approximately $38 million in cash, plus an additional $17 million in the form of a three-year note payable to the Company, with the possibility of incremental earn-out amounts if Golden Oval surpasses certain performance measures. MoArk will also receive $5 million of equity in Golden Oval, which it intends to assign to the Company. The parties expect the transaction to close on or before July 1, 2006.
     Separately, MoArk is currently refinancing its revolving credit facility, which expires on May 31, 2006. In connection with that transaction, the Company plans to inject approximately $31 million of equity into MoArk for the purpose of paying down existing MoArk debt. Upon closing of the sale of the Egg Products Business, MoArk will remit any excess funds to the Company as a dividend.
     A copy of the related press release is attached hereto as Exhibit 99.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: May 23, 2006	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press release dated May 23, 2006.